Exhibit 10.1

EXECUTION VERSION

CITIGROUP GLOBAL MARKETS INC.

388 Greenwich Street

New York, New York 10013

PERSONAL AND CONFIDENTIAL

April 23, 2017

Becton, Dickinson and Company

1 Becton Drive

Franklin Lakes, NJ 07417

Attention:	Christopher Reidy
Executive Vice President, Chief Financial Officer
and Chief Administrative Officer

Project Lambda

Bridge Facility Commitment Letter

Ladies and Gentlemen:

Citigroup Global Markets Inc. (“CGMI”), on behalf of Citi (as defined below) (together with each Lender (as defined in Annex B) that becomes a party to this Commitment Letter as an additional “Commitment Party” pursuant to Section 3 hereof, collectively, the “Commitment Parties,” “we” or “us”) is pleased to confirm the arrangements under which (i) Citi is authorized by Becton, Dickinson and Company (the “Borrower”) to act as sole lead arranger and sole bookrunner in connection with, (ii) Citi is exclusively authorized by the Borrower to act as administrative agent in connection with, and (iii) each Commitment Party commits to provide the financing for, certain transactions described herein, in each case on the terms set forth in this letter and the attached Annexes A, B and C hereto (collectively, this “Commitment Letter”).

You have informed us that the Borrower, through a wholly-owned subsidiary (“Merger Sub”), intends to acquire all of the outstanding equity interests (the “Acquisition”) of an entity previously identified to us and codenamed “Lambda” (the “Target”, and together with its subsidiaries, the “Acquired Business”) from the Target’s shareholders pursuant to an agreement and plan of merger, dated as of April 23, 2017 (including the exhibits, schedules and all related documents, collectively the “Acquisition Agreement”) to be entered into by the Borrower, Merger Sub and the Target. You have also informed us that the Acquisition and related transaction fees and expenses (including the refinancing of the existing unsecured revolving credit facility of the Target (the “Target Refinancing”)) will be financed from a combination of the following: (i) the issuance of common stock of the Borrower to the Target’s shareholders (the “Equity Consideration Issuance”), (ii) available cash of the Borrower, and (iii) aggregate gross proceeds of $15.7 billion (the “Gross Proceeds”) from (a) the issuance of (1) common stock of the Borrower in one or more public registered and/or private offerings and/or (2) mandatory convertible preferred stock of the Borrower in one or more public registered and/or private offerings (the issuances contemplated by the foregoing sub-clauses (iii)(a)(1) and (iii)(a)(2), the “Market Equity Issuances”, and, together with the Equity Consideration Issuance, the “Equity Issuances”), (b) the issuance by the Borrower of senior unsecured notes (the “Notes”) pursuant to one or more registered public offerings or

Rule 144A and/or Regulation S under the Securities Act of 1933, as amended (the “Securities Act”) or other private placements (collectively, the “Notes Offering”), and (c) borrowings under a senior unsecured term loan facility (the “Term Facility”), and/or (iv) in the event that all or any portion of the Gross Proceeds is not available on or before the time the Acquisition is consummated, borrowings by the Borrower of loans (the “Bridge Loans”) under a senior unsecured 364-day bridge loan facility having the terms set forth on Annex B (the “Bridge Facility”) in an aggregate principal amount of up to $15.7 billion. In addition, you have advised us that you intend to either (A) establish a senior unsecured revolving credit facility (the “New Revolving Facility”), which will amend and restate, refinance or replace the Borrower’s Five Year Credit Agreement, dated as of January 29, 2016 (as may be further amended, restated, amended and restated, supplemented or modified prior to the date hereof, the “Existing Credit Agreement”), among you, as borrower, the lenders and issuing banks party thereto and Citibank, N.A., as administrative agent or (B) amend (the “Amendment”) the Existing Credit Agreement (the New Revolving Facility or the Existing Credit Agreement, as amended by the Amendment, the “Revolving Facility”, and the Revolving Facility together with the Term Facility, the “Bank Facilities”).

The Acquisition, the Equity Issuances, the Notes Offering, the borrowing of the Term Facility, the Amendment and/or the incurrence of the New Revolving Facility, the Target Refinancing and the payment of fees and expenses incurred in connection with the foregoing and the transactions contemplated by or related to the foregoing are collectively referred to herein as the “Transactions”.

1.	Commitments; Titles and Roles.

Citi is pleased to confirm its agreement to act, and you hereby appoint Citi to act, as sole lead arranger and sole bookrunner (the “Arranger”) in connection with the Bridge Facility. Citi is pleased to confirm its agreement to act, and you hereby appoint Citi to act, as administrative agent (the “Administrative Agent”) for the Bridge Facility. Citi shall retain “left” and highest placement on all marketing materials prepared in connection with the Bridge Facility. CGMI, on behalf of Citi, is pleased to confirm Citi’s commitment to provide the Borrower 100% of the aggregate amount of the Bridge Facility on the terms set forth in this Commitment Letter and the Fee Letter referred to below and subject only to the satisfaction or waiver of the conditions expressly set forth in Section 2 below and Annex C; provided that, the aggregate commitment of the Commitment Parties hereunder for the Bridge Facility shall be automatically reduced on a pro rata basis at any time on or after the date hereof and prior to the Closing Date as set forth in the section titled “Mandatory Prepayments/Commitment Reductions” in Annex B hereto. Notwithstanding the foregoing, you may appoint additional co-agents and co-arrangers (“Additional Agents”) reasonably acceptable to Citi having such titles and economics (commensurate with the commitments provided by each such Additional Agent in accordance with Section 3 below), in each case, in accordance with the syndication plan for the Bridge Facility agreed to by the Borrower and Citi prior to the date hereof (the “Syndication Plan”). Our fees for our commitment and for services related to the Bridge Facility are set forth in a separate fee letter (the “Fee Letter”) entered into by the Borrower and Citi on the date hereof.

For the purposes of this Commitment Letter, “Citi” shall mean CGMI, Citibank, N.A., Citibank, N.A., London Branch, Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein and such affiliates shall be entitled to the benefits afforded to Citi hereunder.

The Borrower acknowledges that this Commitment Letter shall not constitute or give rise to any obligation on the part of Citi or any of its affiliates to provide or commit to provide any portion of the commitments for the Bank Facilities; any such commitment or obligation will arise, if at all, only to the extent in a separate commitment letter or agreement with respect thereto and setting forth the terms and conditions thereof.

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2.	Conditions Precedent.

The Commitment Parties’ respective commitments and agreements are subject only to (i) the execution and delivery of appropriate definitive loan documents relating to the Bridge Facility including, without limitation, a bridge loan agreement (the “Bridge Loan Agreement”) and other related definitive documents (collectively, the “Loan Documents”) that are substantially consistent with the terms set forth in this Commitment Letter and (ii) the conditions set forth in Annex C hereto. Notwithstanding anything in this Commitment Letter, the Fee Letter, the Loan Documents or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, the only conditions to availability of the Bridge Facility on the Closing Date are set forth in this Section 2 and in Annex C (collectively, the “Funding Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter, the Loan Documents or otherwise) other than the Funding Conditions (and upon satisfaction or waiver of the Funding Conditions, the funding duly requested by the Borrower under the Bridge Facility on the Closing Date shall occur).

Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter or the Loan Documents, (a) the only representations the accuracy of which will be a condition to the availability of the Bridge Facility on the Closing Date will be (i) the representations made by or with respect to the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders and the Commitment Parties (but only to the extent that the Borrower or Merger Sub has the right not to consummate the Acquisition, or to terminate their obligations (or otherwise do not have an obligation to close), under the Acquisition Agreement (in each case, in accordance with the terms of the Acquisition Agreement) as a result of a failure of such representations in the Acquisition Agreement to be true and correct) (the “Acquisition Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the documentation for the Bridge Facility will be such that they do not impair the availability of the Bridge Facility on the Closing Date if the conditions set forth in this Section 2 and in Annex C hereto are satisfied (it being understood that nothing in the preceding clause (a) will be construed to limit the applicability of the individual conditions set forth in this Section 2 or in Annex C). As used herein, “Specified Representations” means representations made by the Borrower referred to in Annex B relating to incorporation or formation; organizational power and authority to enter into the Loan Documents; due execution, delivery and enforceability of the Loan Documents; solvency as of the Closing Date of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions (solvency to be defined in a manner consistent with Schedule I); no conflicts of the Loan Documents with charter documents; Federal Reserve margin regulations; the Investment Company Act; and the use of loan proceeds not violating OFAC, the PATRIOT Act, FCPA and other anti-terrorism laws.

3.	Syndication.

Citi intends and reserves the right to syndicate the Bridge Facility to the Lenders (as defined in Annex B), and you acknowledge and agree that the commencement of syndication shall occur in the discretion of Citi. The selection of the Lenders (a) from the date hereof until 25 days following the date hereof (the “Initial Syndication Period”) shall be made jointly by Citi and the Borrower in accordance with the Syndication Plan and (b) following the Initial Syndication Period, if and for so long as a Successful Syndication (as defined in the Fee Letter) has not been achieved, shall be made by Citi in consultation with the Borrower. Citi will lead the syndication, including determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender (including any

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Additional Agent) and the acceptance of commitments, the amounts offered, the final commitment allocations and the compensation provided to each Lender from the amounts to be paid to the Commitment Parties pursuant to the terms of this Commitment Letter and the Fee Letter; provided that, (x) during the Initial Syndication Period, all such determinations shall be made jointly by Citi and the Borrower in accordance with the Syndication Plan and (y) following the Initial Syndication Period, such determinations shall be made by Citi in consultation with the Borrower. The commitments of Citi hereunder with respect to the Bridge Facility shall be reduced on a pro rata basis dollar-for-dollar as and when commitments for the Bridge Facility are received from Lenders which have been selected pursuant to the syndication process set forth above (including the Additional Agents) to the extent that each such Lender becomes (i) party to this Commitment Letter as an additional “Commitment Party” pursuant to a joinder agreement or other documentation in form and substance reasonably satisfactory to Citi and you or (ii) party to the Bridge Loan Agreement as a “Lender” thereunder; provided, further, however, with respect to any syndication of any portion of the commitments hereunder to a Lender to which either the Borrower has not consented (such consent not to be unreasonably withheld, delayed or conditioned) or otherwise is not a commercial or investment bank whose senior, unsecured, long-term indebtedness has “investment grade” ratings by S&P and Moody’s (each as defined below), the Commitment Parties shall not be relieved, released or novated from their respective obligations hereunder with respect to such portion of the commitments until the funding on the Closing Date has occurred. The Borrower agrees to use commercially reasonable efforts to ensure that Citi’s syndication efforts benefit from the existing lending relationships of the Borrower and its subsidiaries and, to the extent practical and appropriate (but in all instances subject to, and not in contravention of, the Acquisition Agreement), of the Acquired Business. To facilitate an orderly and successful syndication of the Bridge Facility, you agree that, until the earliest of (x) the termination of the syndication by Citi, (y) the date a Successful Syndication (as defined in the Fee Letter) is achieved and (z) 60 days following the Closing Date (such earliest date, the “Syndication Date”), the Borrower will not, and the Borrower will use commercially reasonable efforts (but in all instances subject to, and not in contravention of, the Acquisition Agreement) to ensure that the Acquired Business will not, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of any debt facility or any debt security of the Borrower or any of its subsidiaries or of the Acquired Business that would reasonably be expected to materially impair the syndication of the Bridge Facility as determined by the Arranger, including any renewals or refinancings of any existing debt facility or debt security (other than (a) the Bridge Facility, (b) the Notes Offering, (c) the Bank Facilities (provided that the syndication thereof shall be coordinated and managed by Citi in consultation with the Borrower on mutually agreeable terms), (d) any indebtedness permitted to remain outstanding or to be incurred by the Acquired Business after the date hereof but prior to the Closing Date under the Acquisition Agreement (and extensions, refinancings and renewals thereof prior to the Closing Date to the extent permitted under the Acquisition Agreement; provided that the aggregate commitments thereunder shall not be increased), (e) extensions, refinancings and renewals of other existing credit facilities (provided that (x) the aggregate commitments thereunder shall not be increased and (y) any such extension, refinancing or renewal shall be coordinated and managed by Citi on mutually agreeable terms), (f) commercial paper issuances and (g) ordinary course bilateral working capital facilities and ordinary course capital leases, letters of credit and purchase money and equipment financings), without the prior written consent of Citi (such consent not to be unreasonably withheld, delayed or conditioned).

Until the Syndication Date, the Borrower agrees to cooperate with Citi and agrees to use commercially reasonable efforts to cause the Acquired Business to cooperate with Citi (but in all instances subject to, and not in contravention of, the terms of the Acquisition Agreement), in connection with (i) the preparation of one or more customary information packages for the Bridge Facility regarding the business, operations, financial projections and prospects of the Borrower and the Acquired Business (collectively, the “Confidential Information Memorandum”) including, without limitation, all information relating to the transactions contemplated hereunder prepared by or on behalf of the Borrower

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deemed reasonably necessary by Citi to complete the syndication of the Bridge Facility, (ii) using commercially reasonable efforts to obtain, prior to the launch of general syndication, updated ratings of the Borrower’s senior unsecured indebtedness from Moody’s Investor Services, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”), in each case taking into account the transactions contemplated hereby, (iii) the presentation of one or more customary information packages for the Bridge Facility acceptable in format and content reasonably acceptable to Citi and the Borrower (collectively, the “Lender Presentation”) for use in meetings and other communications with prospective Lenders or agents in connection with the syndication of the Bridge Facility and (iv) arranging for direct contact between senior management and representatives, with appropriate seniority and expertise, of the Borrower with prospective Lenders (and the use of commercially reasonable efforts to ensure direct contact between senior management and representatives, with appropriate seniority and expertise, of the Acquired Business with prospective Lenders (but in all instances subject to, and consistent with, the terms of the Acquisition Agreement)) and participation of such persons in a reasonable number of in-person and/or telephonic meetings at reasonable times and (in the case of in-person meetings) locations mutually agreed upon and upon reasonable advance notice. Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that each Commitment Party’s commitments hereunder are not subject to or conditioned upon syndication of, or receipt of commitments in respect of the Bridge Facility, and notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter or the Loan Documents, neither the commencement or the completion of the syndication of the Bridge Facility nor the obtainment of ratings shall constitute a condition to the availability of the Bridge Facility on the Closing Date or at any time thereafter. It is also understood that the Borrower will not be required to provide any information to the extent that the provision thereof would violate (i) any attorney-client privilege or (ii) law, rule or regulation applicable to the Borrower, the Acquired Business or you and their respective affiliates or (iii) any obligation of confidentiality from a third party binding on you (so long as such confidentiality obligation was not entered into in contemplation of the Transactions), the Acquired Business or your or their respective affiliates; provided that you shall use commercially reasonable efforts to obtain the relevant consents under such third party obligations of confidentiality to allow for the provision of such information to the extent reasonably requested by Citi; provided further that in the event you do not provide information that could reasonably be considered material to the Lenders because the disclosure thereof would violate a confidentiality agreement binding on you or waive attorney-client privilege as contemplated in the paragraph above, you will promptly provide notice to the Commitment Parties that such information is being withheld. The Borrower will be solely responsible for the contents of any such Confidential Information Memorandum and Lender Presentation (other than, in each case, any information contained therein that has been provided for inclusion therein by the Commitment Parties solely to the extent such information relates to the Commitment Parties) and all other information, documentation or materials delivered to the Commitment Parties in connection therewith (collectively, the “Information”) and acknowledges that the Commitment Parties will be using and relying upon the Information without independent verification thereof. The Borrower agrees that Information regarding the Bridge Facility and Information provided by the Borrower, the Acquired Business or their respective representatives to any Commitment Party in connection with the Bridge Facility (including, without limitation, draft and execution versions of the Loan Documents, the Confidential Information Memorandum, the Lender Presentation, publicly filed financial statements, and draft or final offering materials relating to contemporaneous or prior securities issuances by the Borrower or the Acquired Business) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the Bridge Facility or otherwise, in accordance with Citi’s standard syndication practices, and you acknowledge that neither the Commitment Parties nor any of their affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform (except to the extent arising out of the gross negligence, bad faith or willful misconduct of a Commitment Party or the gross negligence, bad faith or willful

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misconduct of such Commitment Party’s controlled affiliates or any of its or their directors, officers, employees or partners, as determined in a final non-appealable decision of a court of competent jurisdiction; provided, however, that in no event will any party hereto or the Acquired Business or any of their respective affiliates have any liability for indirect, consequential, special or punitive damages other than as set forth in Annex A).

The Borrower acknowledges that certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to the Borrower, the Acquired Business or their respective affiliates or any of their respective securities) (each, a “Public Lender”). At the request of Citi, the Borrower agrees to prepare an additional version of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders that does not contain material non-public information concerning the Borrower, the Acquired Business, or their respective affiliates or securities. The information to be included in the additional version of the Confidential Information Memorandum will be substantially consistent with the information included in any offering memorandum for the offering for the Notes. It is understood that, in connection with your assistance described above, you will provide a customary authorization letter to Citi authorizing the distribution of the Information to prospective Lenders and containing a representation to the Commitment Parties, in the case of the public-side version, that such Information does not include material non-public information about the Borrower, the Acquired Business, or their respective affiliates or their respective securities (with respect to information about the Acquired Business and its affiliates, to the best of the Borrower’s knowledge), and the Confidential Information Memorandum will exculpate (x) us and our affiliates and (y) (without limiting the other provisions of this Commitment Letter or any provision of the Loan Documents) you, the Acquired Business and your and their affiliates, with respect to any liability related to the use or misuse of the contents of such Confidential Information Memorandum or any related marketing material by the recipients thereof. In addition, the Borrower will use commercially reasonable efforts to designate as such all Information provided to any Commitment Party by or on behalf of the Borrower or the Acquired Business which is suitable to make available to Public Lenders. The Borrower acknowledges and agrees that the following documents may be distributed to all Lenders (including Public Lenders) (unless the Borrower promptly notifies Citi in writing (including by email) within a reasonable time prior to their intended distribution (after you have been given a reasonable opportunity to review such documents) that any such document should only be distributed to prospective private Lenders): (a) drafts and final versions of the Bridge Loan Agreement and notes (if any); (b) administrative materials prepared by Citi for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms of the Bridge Facility.

If requested by the Arranger or you, the parties hereto agree to negotiate in good faith and to use reasonable efforts to finalize, execute and deliver the Bridge Loan Agreement (initial drafts of which shall be prepared by counsel to the Borrower) as soon as practical following the date hereof.

4.	Information.

The Borrower represents and warrants that (i) all written or formally presented Information (other than projections and other forward-looking materials and information of a general economic or industry specific nature) provided directly or indirectly by the Acquired Business or the Borrower to the Commitment Parties or the Lenders in connection with the Transactions is and will be when furnished, when taken as a whole, complete and correct in all material respects and does not and will not contain when furnished, when taken as a whole, any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (in each case after giving effect to all supplements and updates provided thereto); provided that such representation and covenant with respect to the Acquired Business and its representatives is made to the best of the Borrower’s knowledge; and (ii) the

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projections and other forward-looking information that have been or will be made available to the Commitment Parties or the Lenders by or on behalf of the Acquired Business or the Borrower in connection with the Transactions have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections are furnished to the Commitment Parties or the Lenders, it being understood and agreed that projections and other forward-looking information are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are out of the Borrower or Acquired Business’ control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by such projections may differ significantly from the projected results and such differences may be material. You agree that if at any time prior to the later of (i) the Closing Date and (ii) the Syndication Date, any of the representations in the preceding sentence would be incorrect in any material respect (to the best of your knowledge insofar as it applies to the information concerning the Acquired Business) if the Information and projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented (and with respect to the Acquired Business, use commercially reasonably efforts to cause the Acquired Business to supplement), the Information and projections so that such representations will be correct in all material respects in light of the circumstances under which such statements are made (to the best of your knowledge insofar as it applies to information regarding the Acquired Business). In arranging and syndicating the Bridge Facility, we will be entitled to use and rely on the Information and the projections without responsibility for independent verification thereof. We have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of you, the Acquired Business or any other party or to advise or opine on any related solvency issues. Notwithstanding the foregoing, it is understood that each Commitment Party’s commitments hereunder are not subject to or conditioned upon the accuracy of the representations set forth in this Section 4, and notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, the accuracy of such representations shall not constitute a condition to the availability of the Bridge Facility on the Closing Date or at any time thereafter.

5.	Indemnification and Related Matters.

In connection with arrangements such as this, it is our firm’s policy to receive indemnification. The Borrower agrees to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

6.	Assignments.

This Commitment Letter may not be assigned by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the Commitment Parties and the other parties hereto and, except as set forth in Annex A hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Each Commitment Party may only assign its commitments and agreements hereunder, in whole or in part (i) to any of its affiliates (provided that such assigning Commitment Party shall not be released from its portion of its commitment so assigned to the extent that such affiliate fails to fund the portion of the commitment so assigned to it on the Closing Date) and (ii) in the case of Citi, to any additional “Commitment Parties” who become party to this Commitment Letter pursuant to a joinder agreement or other documentation reasonably satisfactory to Citi and the Borrower as provided for in Section 3 above, and upon any such assignment, to the extent provided in Section 3 above, Citi will be released from that portion of its commitments and agreements that has been so assigned. Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

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7.	Confidentiality.

Please note that this Commitment Letter, the Fee Letter and any written communications provided by the Commitment Parties in connection with this arrangement are exclusively for the information of the Borrower and may not be disclosed by you to any other person without our prior written consent except, after providing written notice to the Commitment Parties, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letter and such communications and discussions to the Borrower’s and its affiliates’ respective officers, directors, employees, agents and advisors (including legal counsel, independent auditors and other experts or agents) who are directly involved in the consideration of the Transactions (including in connection with providing accounting and tax advice to the Borrower and its affiliates) on a confidential basis, (ii) this Commitment Letter, the Fee Letter or the information contained herein and therein to the Acquired Business and its officers, directors, employees, agents and advisors (including legal counsel, independent auditors and other experts or agents) in connection with the Transactions, who are directly involved in the consideration of the Transactions to the extent you notify such persons of their obligations to keep such material confidential (provided that any disclosure of the Fee Letter or its terms or substance to the Acquired Business or its officers, directors, employees, agents and advisors shall be redacted in a manner reasonably satisfactory to the Commitment Parties), (iii) this Commitment Letter and the Fee Letter as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof to the extent practicable and not prohibited by applicable law), (iv) following your acceptance of the provisions hereof and return of an executed counterpart of this Commitment Letter to the Commitment Parties as provided below, you may file a copy of any portion of this Commitment Letter (but not the Fee Letter other than the existence thereof) in any public record in which you are required by law or regulation on the advice of your counsel to file it, (v) you may disclose the aggregate fee amounts contained in the Fee Letter as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to aggregate compensation amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Bridge Facility, Notes or in any public filing relating to the Transactions, in each case in a manner which does not disclose the fees payable pursuant to the Fee Letter (except in the aggregate), (vi) this Commitment Letter and the information contained herein and the Fee Letter in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, Fee Letter or the transactions contemplated thereby or enforcement thereof or hereof, (vii) the information contained in Annex B, in any prospectus or other offering memorandum relating to the Notes, and (viii) the information contained in Annex B to Moody’s and S&P; provided that such information is supplied to Moody’s and S&P only on a confidential basis after consultation with Citi. The confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the date hereof.

Each Commitment Party will treat as confidential all information provided to it by or on behalf of the Borrower or the Acquired Business or any of your or its respective subsidiaries or affiliates, and shall not disclose such information to any third party or circulate or refer to publicly such information without the Borrower’s prior written consent; provided, however, that nothing herein will prevent each Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees to inform you promptly thereof to the extent not prohibited by law), (b) upon the request or demand of any regulatory authority purporting to have jurisdiction over such person or any of its affiliates, (c) to the extent that such information is publicly

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available or becomes publicly available other than by reason of improper disclosure by such person, (d) to such person’s affiliates and their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other experts or agents who need to know such information and on a confidential basis and who have agreed to treat such information confidentially, (e) to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the borrower or its obligations under the Bridge Facility, in each case, who have agreed to keep such information confidential on terms not less favorable than the provisions hereof in accordance with the standard syndication processes of Citi or customary market standards for the dissemination of such type of information, (f) to Moody’s and S&P and other rating agencies or to market data collectors as reasonably determined by the Commitment Parties; provided that such information is limited to Annex B and is supplied only on a confidential basis, (g) to market data collectors, similar services providers to the lending industry, and service providers to the Commitment Parties and the Lenders in connection with the administration and management of the Bridge Facility; provided that such information is limited to the existence of this Commitment Letter and information about the Bridge Facility, (h) received by such person on a non-confidential basis from a source (other than you, the Acquired Business or any of your or their affiliates, advisors, members, directors, employees, agents or other representatives) not known by such person to be prohibited from disclosing such information to such person by a legal, contractual or fiduciary obligation, (i) to the extent that such information was already in the Commitment Parties’ possession or is independently developed by the Commitment Parties or (j) for purposes of establishing a “due diligence” defense. The Commitment Parties’ obligation under this provision shall remain in effect until the earlier of (i) two years from the date hereof and (ii) the execution and delivery of the Bridge Loan Agreement by the parties thereto, at which time any confidentiality undertaking in the Bridge Loan Agreement shall supersede the provisions in this paragraph.

8.	Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, the Commitment Parties (together with their respective affiliates, the “Affiliated Parties”) are full service financial institutions engaged, either directly or through their respective affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally. In the ordinary course of their various business activities, the Affiliated Parties and funds or other entities in which the Affiliated Parties invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. In addition, the Affiliated Parties may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments. Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of the Borrower, the Acquired Business and/or other entities and persons which may (i) be involved in transactions arising from or relating to the arrangement contemplated by this Commitment Letter or (ii) have other relationships with the Borrower or its affiliates. In addition, the Affiliated Parties may provide investment banking, commercial banking, underwriting and financial advisory services to such other entities and persons. The arrangement contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph, and employees working on the financing contemplated hereby may have been involved in originating certain of such investments and those employees may receive credit internally therefor. Although the Affiliated Parties in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter, the Affiliated Parties shall have no obligation to disclose such information, or the fact that the Affiliated Parties are in possession of such information, to the Borrower or to use such information on the Borrower’s behalf.

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Consistent with the Affiliated Parties’ policies to hold in confidence the affairs of their customers, the Affiliated Parties will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of their other customers. Furthermore, you acknowledge that neither Affiliated Party nor any of their respective affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

The Affiliated Parties may have economic interests that conflict with those of the Borrower, its equity holders and/or its affiliates. You agree that each Affiliated Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Affiliated Party and the Borrower, its equity holders or its affiliates. You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Affiliated Parties, on the one hand, and the Borrower, on the other, and in connection therewith and with the process leading thereto, (i) the Affiliated Parties have not assumed an advisory or fiduciary responsibility in favor of the Borrower, its equity holders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Affiliated Party has advised, is currently advising or will advise the Borrower, its equity holders or its affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) each Affiliated Party is acting solely as a principal and not as the agent or fiduciary of the Borrower, its management, equity holders, affiliates, creditors or any other person. The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Affiliated Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transactions or the process leading thereto. As you know, Citigroup Global Markets Inc. has been retained by the Borrower (or one of its affiliates) as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition. Each of the parties hereto agree to such retention, and further agree not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein. In addition, Citi may employ the services of its affiliates in providing services and/or performing its or their obligations hereunder and may exchange with such affiliates information concerning the Borrower, the Acquired Business and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to Citi hereunder. Citi or its affiliates are, or may at any time be a lender one or more existing credit facilities of the Borrower and/or the Target (and/or of their respective subsidiaries) (in such capacity, an “Existing Lender”). The Borrower further acknowledges and agrees for itself and its subsidiaries that any such Existing Lender (a) will be acting for its own account as principal in connection with such existing credit facilities, (b) will be under no obligation or duty as a result of Citi’s role in connection with the transactions contemplated by this Commitment Letter or otherwise to take any action or refrain from taking any action (including with respect to voting for or against any requested amendments), or exercising any rights or remedies, that each Existing Lender may be entitled to take or exercise in respect of such existing credit facilities and (c) may manage its exposure to such existing credit facilities without regard to Citi’s role hereunder.

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In addition, please note that the Affiliated Parties do not provide accounting, tax or legal advice. Notwithstanding anything herein to the contrary, the Borrower (and each employee, representative or other agent of the Borrower) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Bridge Facility and all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

9.	Miscellaneous.

The Commitment Parties’ commitments and agreements hereunder will terminate upon the first to occur of (i) the consummation of the Acquisition, (ii) the termination of the Acquisition Agreement in accordance with its terms, (iii) the date on which the Bridge Loan Agreement has been executed and delivered by each of the parties thereto and all conditions precedent to the effectiveness thereof have been satisfied, and (iv) 11:59 p.m. (New York City time) on January 23, 2018 (the “Commitment Termination Date”) (provided that, to the extent that the End Date (as defined in the Acquisition Agreement) is extended to April 23, 2018 in accordance with the terms of Section 10.01(b)(i) of the Acquisition Agreement (in accordance with the terms thereof as in effect on the date hereof), the Commitment Termination Date shall, upon notice of such extension to the Arranger from the Borrower, be automatically extended to 11:59 p.m. (New York City time) on April 23, 2018).

The provisions set forth under Sections 3, 4, 5 (including Annex A), 7 and 8 hereof (other than any provision herein that expressly terminates upon execution of the Bridge Loan Agreement) and this Section 9 hereof and the provisions of the Fee Letter will remain in full force and effect regardless of whether definitive Loan Documents are executed and delivered. The provisions set forth in the Fee Letter and under Sections 5 (including Annex A) and 7 and 8 hereof and this Section 9 will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties’ respective commitments and agreements hereunder.

Each party hereto agrees that any suit or proceeding arising in respect of this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letter will be tried exclusively in any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and each party hereby submits to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either the Commitment Parties’ commitments or agreements or any matter referred to in this Commitment Letter or the Fee Letter is hereby waived by the parties hereto. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court. This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws; provided, however, that (a) the interpretation of the definition of Target Material Adverse Effect (as defined in Annex C) and whether there shall have occurred an Target Material Adverse Effect,

11

(b) whether the Acquisition has been consummated as contemplated by the Acquisition Agreement and (c) the determination of whether the representations made by the Acquired Business or any of its affiliates are accurate and whether as a result of any inaccuracy of any such representations a party to the Acquisition Agreement (or its applicable affiliates) has the right to terminate its (or their) obligations, or has the right not to consummate the Acquisition, under the Acquisition Agreement, shall be determined in accordance with the laws of the State of Delaware without giving effect to the principals of conflicts of law.

Each of the Commitment Parties hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) each Commitment Party and each Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow each Commitment Party and such Lender to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each Commitment Party and each Lender.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Bridge Facility and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Bridge Facility.

Each of the parties hereto agree that this Commitment Letter is a binding and enforceable agreement with respect to subject matter contained herein, including an agreement to negotiate in good faith the Loan Documents by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder by the Commitment Parties are only subject to the conditions precedent set forth in Section 2 hereof and Annex C.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties the enclosed copy of this Commitment Letter, together with the Fee Letter executed by you and a copy of the Acquisition Agreement executed by each of the parties thereto, prior to 11:59 p.m. (New York City time) on April 23, 2017, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. If this Commitment Letter and the Fee Letter have not been signed and returned together with a copy of the executed Acquisition Agreement as described in the preceding sentence by such earlier time, this offer will terminate at such time. We look forward to working with you on this transaction.

[Remainder of page intentionally left blank]

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Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Carolyn Kee
Name:	Carolyn Kee
Title:	Managing Director

ACCEPTED AND AGREED
AS OF THE DATE FIRST WRITTEN ABOVE:

BECTON, DICKINSON AND COMPANY

By:	/s/ John E. Gallagher
Name:	John E. Gallagher
Title:	Senior Vice President, Corporate Finance, Controller and Treasurer

Signature Page to Bridge Facility Commitment Letter

ANNEX A

Project Lambda

In the event that any Commitment Party becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders, partners, members or other equity holders of the Borrower or the Acquired Business in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (together, the “Letters”), the Borrower agrees to periodically reimburse such Commitment Party upon written demand (together with customary documentation in reasonable detail) for its reasonable and documented out-of-pocket legal and other out-of-pocket expenses (including the cost of any investigation and preparation) incurred in connection therewith (provided that any legal expenses shall be limited to one counsel for all Commitment Parties taken as a whole and if reasonably necessary, a single local counsel for all Commitment Parties taken as a whole in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and, solely in the case of an actual or perceived conflict of interest between Commitment Parties where the Commitment Parties affected by such conflict inform you of such conflict, one additional counsel in each relevant jurisdiction to each group of affected Commitment Party similarly situated taken as a whole). The Borrower also agrees to indemnify and hold such Commitment Party harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or an indemnified person and whether or not any such indemnified person is otherwise a party thereto), except to the extent (a) that such loss, claim, damage or liability has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Commitment Party or its Related Commitment Party in performing the services that are the subject of the Letters or (y) a material breach of the obligations of such Commitment Party or its Related Commitment Party under this Commitment Letter, Fee Letter or the Loan Documents or (b) arising from any dispute among Commitment Parties or any Related Commitment Parties of the foregoing other than any claims against Citi in its capacity or in fulfilling its role as an agent or arranger role with respect to the Bridge Facility and other than any claims arising out of any act or omission on the part of the Borrower or its affiliates or the Acquired Business. If for any reason the foregoing indemnification is unavailable to such Commitment Party or insufficient to hold it harmless, then the Borrower will contribute to the amount paid or payable by such Commitment Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) the Borrower and the Acquired Business and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) such Commitment Party on the other hand in the matters contemplated by the Letters as well as the relative fault of (i) the Borrower and the Acquired Business and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) such Commitment Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Borrower under this paragraph will be in addition to any liability which the Borrower may otherwise have, will extend upon the same terms and conditions to any affiliate of such Commitment Party and the partners, members, directors, agents, employees and controlling persons (if any), as the case may be, of such Commitment Party and any such affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrower, such Commitment Party, any such affiliate and any such person. The Borrower also agrees that neither any indemnified party nor any of such affiliates, partners, members, directors, agents, employees or controlling persons will have any liability to the Borrower or any person asserting claims on behalf of or in right of the Borrower or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except in the case of the Borrower to the extent that any losses, claims, damages, liabilities or

Annex A-1

expenses incurred by the Borrower or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such indemnified party in performing the services that are the subject of the Letters; provided, however, that in no event will such indemnified party or such other parties have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such indemnified party’s or such other parties’ activities related to the Letters. Neither the Borrower nor any of its affiliates will be responsible or liable to the Commitment Parties or any other person or entity for any indirect, special, punitive or consequential damages that may be alleged as a result of the Acquisition, this Commitment Letter, the Fee Letter, the Bridge Facility, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Bridge Facility; provided that nothing in this sentence shall limit your indemnity and reimbursement obligations set forth in this Annex A. The provisions of this Annex A will survive any termination or completion of the arrangement provided by the Letters.

For purposes hereof, a “Related Commitment Party” of a Commitment Party means (a) any controlling person or controlled affiliate of such Commitment Party, (b) the respective directors, officers, or employees of such Commitment Party or any of its controlling persons or controlled affiliates and (c) the respective agents of such Commitment Party or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Commitment Party, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this sentence pertains to a controlled affiliate or controlling person involved in the negotiation or syndication of this Commitment Letter and the Bridge Facility.

Annex A-2

ANNEX B

Project Lambda

Summary of the Bridge Facility

Certain capitalized terms used herein and not defined herein have the respective meanings given to them in the Commitment Letter.

Borrower:	Becton, Dickinson and Company (the “Borrower”).

Guarantors:	None.

Purpose/Use of Proceeds:	The proceeds of the Bridge Facility will be used (i) to fund, in part, the Acquisition and (ii) to pay fees and expenses related to the Transactions.

Sole Lead Arranger and Sole Bookrunner:	CGMI (in its capacities as sole Lead Arranger and sole Bookrunner, the “Arranger”).

Administrative Agent:	Citi (in its capacity as Administrative Agent, the “Administrative Agent”).

Lenders:	Citi and/or other financial institutions selected in accordance with Section 3 of the Commitment Letter (each, a “Lender” and, collectively, the “Lenders”).

Amount of Bridge Loans:	$15.7 billion in aggregate principal amount of senior unsecured bridge loans, less the amount of any reduction to the commitments (the “Commitments”) under the Bridge Facility on or prior to the Closing Date as set forth under the heading “Mandatory Prepayments/ Commitment Reductions” below (the “Bridge Loans”).

Availability:	One drawing may be made under the Bridge Facility on the Closing Date.

Maturity:	The Bridge Loans will mature and be payable in full on the date that is 364 days after the Closing Date. No amortization will be required with respect to the Bridge Facility.

Closing Date:	The date on or before the Commitment Termination Date on which the borrowing under the Bridge Facility is made and the Acquisition is consummated (the “Closing Date”).

Interest Rate:	All amounts outstanding under the Bridge Facility will bear interest, at the Borrower’s option, as follows:

(a) at the Base Rate plus the Applicable Margin; or

Annex B-1

(b) at the reserve adjusted Eurodollar Rate plus the Applicable Margin.

As used herein, the terms “Base Rate” and “reserve adjusted Eurodollar Rate” will have meanings customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate will be customary and appropriate for financings of this type. In no event shall the Base Rate be less than the sum of (i) the one-month reserve adjusted Eurodollar Rate (after giving effect to any reserve adjusted Eurodollar Rate “floor”) plus (ii) the difference between the applicable stated margin for reserve adjusted Eurodollar Rate loans and the applicable stated margin for Base Rate loans.

“Applicable Margin” means a percentage per annum determined in accordance with the pricing grid attached hereto as Schedule I (the “Pricing Grid”).

Notwithstanding the foregoing, if any principal, interest, fee or other amount payable by the Borrower under the Bridge Facility is not paid when due, then such overdue amount shall accrue interest at a rate equal to the rate then applicable thereto, or otherwise at a rate equal to the rate then applicable to loans bearing interest at the rate determined by reference to the Base Rate, in each case plus an additional two percentage points (2.00%) per annum. Such interest will be payable on demand.

Interest Payments:	Quarterly for loans bearing interest with reference to the Base Rate; except as set forth below, on the last day of selected interest periods (which will be one, two, three and six months) for loans bearing interest with reference to the reserve adjusted Eurodollar Rate (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year (365/366-day year with respect to loans bearing interest with reference to the Base Rate).

Commitment Fees:	Commitment fees equal to a rate per annum equal to 0.20% (the “Commitment Fee Rate”) times the daily average undrawn Commitments will accrue during the period commencing on the later of (i) the date of execution of the Bridge Loan Agreement and (ii) the date that is 60 days following the date of the Commitment Letter, and ending on the date of termination of the Commitments, payable to the Lenders quarterly in arrears and upon the termination of the Commitments.

Duration Fees:	Duration Fees in amounts equal to the percentage, as determined in accordance with the grid below based upon the rating then in effect from Moody’s and S&P with respect to the Rated Securities (as defined in Schedule I hereto), of the principal amount of the Bridge

Annex B-2

Loan of each Lender outstanding at the close of business, New York City time, on each date set forth in the grid below, payable to the Lenders on each such date:

	Duration Fees
	90 days after the Closing Date	180 days after the Closing Date	270 days after the Closing Date
either (i) Baa3 or better by Moody’s and BB+ or better by S&P or (ii) Ba1or better by Moody’s and BBB- or better by S&P:	0.50%	0.75%	1.00%
in all other cases:	1.00%	1.50%	2.00%

Voluntary Prepayments/ Commitment Reductions:	The Bridge Facility may be voluntarily prepaid and the Commitments thereunder may be reduced by the Borrower, in whole or in part without premium or penalty; provided that loans bearing interest with reference to the reserve adjusted Eurodollar Rate will be prepayable only on the last day of the related interest period unless the Borrower pays any related breakage costs. Voluntary prepayments of the Bridge Loans may not be reborrowed.

Mandatory Prepayments/ Commitment Reductions:	The following amounts shall be applied to prepay the Bridge Loans (or, prior to the Closing Date, the Commitments of the Lenders, pursuant to the Commitment Letter and the Bridge Loan Agreement, shall be automatically and permanently reduced by such amounts) as set forth below:

(a) 100% of the net cash proceeds (including into escrow (but only to the extent that the conditions to release thereof are no more restrictive than the conditions to availability of the Bridge Facility)) of any sale or issuance of debt securities or any incurrence or borrowing (except as described in clause (b) below) of other indebtedness for borrowed money (other than Excluded Debt (as defined below)), or issuance of any equity securities or equity-linked securities (other than the Equity Consideration Issuance and any such issuances pursuant to (i) bond hedging programs and (ii) employee stock plans or other benefit or employee incentive arrangements), in each case on or after the date of the Commitment Letter by the Borrower or any of its subsidiaries;

Annex B-3

(b) (i) 100% of the committed amount or (without duplication) (ii) 100% of the net cash proceeds of loans under the Term Facility or any similar term loan facility (each a “Qualifying Term Facility”) received by the Borrower in connection with financing the Transactions (but in the case of clause (i) only to the extent that the conditions to availability thereunder are no more restrictive than the conditions to availability of the Bridge Facility); and

(c) 100% of the net cash proceeds (including cash equivalents) actually received of any sale or other disposition (including as a result of casualty or condemnation) of any assets outside the ordinary course of business on or after the date of the Commitment Letter by the Borrower or any of its subsidiaries (excluding the Acquired Business prior to the Acquisition), except for (i) sales or other dispositions between or among the Borrower and its subsidiaries and (ii) sales or other dispositions, the net cash proceeds of which do not exceed $75.0 million in any single transaction or related series of transactions or $350.0 million in the aggregate, in each case, to the extent not reinvested in the business or committed to be reinvested in the business within 6 months of receipt (provided if so committed, such reinvestment shall in any event occur within 227 days of receipt).

For the purposes hereof, “Excluded Debt” means (i) intercompany indebtedness among the Borrower and/or its subsidiaries, (ii) credit extensions under the Existing Credit Agreement and other existing credit facilities of the Borrower and its subsidiaries, in each case up to the existing commitments thereunder as in effect on the date of the Commitment Letter, and any refinancings thereof (including the New Revolving Facility); provided, except in the case of the New Revolving Facility, that the aggregate commitments thereunder shall not be increased; provided further, that the Revolving Facility commitments may not exceed $2.75 billion, (iii) any indebtedness permitted to be incurred by the Acquired Business after the date hereof but prior to the Closing Date under the Acquisition Agreement, (iv) commercial paper issuances, (v) bilateral working capital or overdraft facilities and capital leases, letters of credit and purchase money and equipment financings, in each case, in the ordinary course, and (vi) other indebtedness (except for the purpose of financing the Acquisition) in an aggregate principal amount up to $750.0 million.

The Borrower shall notify the Administrative Agent within three business days of any receipt by the Borrower or its subsidiaries of the proceeds described in paragraphs (a) through (c) above, or of having entered into a Qualifying Term Facility.

Mandatory prepayments of the Bridge Loans may not be reborrowed.

All voluntary and mandatory prepayments of Bridge Loans and reductions of Commitments with respect to the Bridge Facility as set forth above shall be allocated among the Lenders on a pro rata basis (or, as between Lenders that are affiliated with each other, allocated between them as they and the Arranger may otherwise determine).

Annex B-4

Documentation Principles:	The Loan Documents will be based upon the Existing Credit Agreement and only with modifications consistent with this Annex B (including this paragraph) (as may be modified in accordance with the flex provisions of the Fee Letter) or that are otherwise mutually and reasonably agreed by the Borrower and the Arranger. The Loan Documents will contain only those representations and warranties, affirmative, negative and financial covenants, mandatory prepayments and commitment reductions and events of default expressly set forth in the Commitment Letter, including this Annex B. For purposes hereof, the words “based upon” the Existing Credit Agreement and words of similar import mean substantially the same as the Existing Credit Agreement with modifications only (a) as are necessary to reflect the other terms specifically set forth in this Commitment Letter (including the nature of the Bridge Facility as a bridge facility), (b) to reflect any changes in law or accounting standards (or in the interpretation thereof) since the date of the Existing Credit Agreement as reasonably agreed by the Borrower and the Administrative Agent, (c) to reflect the operational or administrative requirements of the Administrative Agent, as reasonably agreed between the Borrower and the Administrative Agent, (d) as may be reasonably requested by the Arranger in light of the Borrower’s credit ratings and leverage after giving effect to the Transactions; provided that the representations and warranties, covenants and events of default will not (i) be more restrictive in any material respect than those contained in the Existing Credit Agreement except as otherwise set forth herein, or as reasonably and mutually agreed to by the Arranger and the Borrower or (ii) impose any additional conditions on the availability of the Bridge Facility and (e) if there is any refinancing, restatement or other amendment to the Existing Credit Agreement (an “Amended Credit Agreement”), to include (i) any representation and warranty, covenant or event of default in such Amended Credit Agreement that is more restrictive than the corresponding provisions in the Existing Credit Agreement or (ii) any additional provision included in such Amended Credit Agreement.

Representations and Warranties:	The Bridge Loan Agreement will include only the following representations and warranties with respect to the Borrower and its subsidiaries, which (except as set forth below) shall be based upon the representations and warranties set forth in the Existing Credit Agreement taking into account the Documentation Principles, to be made on the date of the Bridge Loan Agreement and the Closing Date: organization powers; authorization; enforceability; governmental approvals; no conflicts; financial condition; no material adverse change; litigation; accuracy of information; investment company status; margin stock; taxes; ERISA and anti-corruption laws and sanctions; provided that the Bridge Loan Agreement will also include the following representations and warranties which are not contained

Annex B-5

in the Existing Credit Agreement: solvency; and compliance with laws; and compliance with the PATRIOT Act and other anti-terrorism laws.

Covenants:	The Bridge Loan Agreement will include only the following financial, affirmative and negative covenants with respect to the Borrower and its subsidiaries, which (except as set forth below) shall be based upon to the financial, affirmative and negative covenants set forth in the Existing Credit Agreement taking into account the Documentation Principles:

- financial covenants:

(i) ratio of the Borrower’s consolidated EBITDA to Interest Expense as of the last day of each fiscal quarter of not less than 4.00:1.00 (with EBITDA and Interest Expense as defined in the Existing Credit Agreement; provided that the Bridge Loan Agreement will expressly permit the following add backs in the definition of EBITDA: (a) cash fees, expenses and charges, including related integration costs of the Borrower and its subsidiaries in connection with the Transactions and other acquisitions, and (b) severance and retention costs); and

(ii) ratio of (a) the Borrower’s indebtedness for borrowed money, capital lease obligations and purchase money obligations to (b) EBITDA as of the last day of each fiscal quarter following the Closing Date not to exceed 6.00:1.00 (with the same EBITDA and Interest Expense definitions as described above) (provided that the Leverage Ratio will be calculated on a pro forma basis giving effect to the Acquisition and any other material transactions).

In the event that the financial covenants under the Bank Facilities (including any amendment thereto or refinancing thereof with other bank facilities) are more restrictive than the foregoing financial covenants as of the Closing Date, then the foregoing financial covenants under the Bridge Facility shall automatically be modified to match such financial covenants under the Bank Facilities.

-affirmative covenants:	financial statements; notices of material events; existence; payment of obligations; maintenance of properties; insurance; books and records; inspection rights; compliance with laws; and use of proceeds; provided that the Bridge Loan Agreement will require that audited financial statements be delivered with an auditor’s report and opinion prepared in accordance with the standards of the Public Company Accounting Oversight Board and not subject to any going concern or like qualification or exception or any qualification or exception as to the scope of such audit; and

-negative covenants:	liens; transactions with affiliates; consolidation, merger or other fundamental changes; and change in nature of business; provided that the Bridge Loan Agreement will include a limitation on the incurrence by the Borrower’s subsidiaries of indebtedness (which shall be subject to baskets, exceptions and materiality qualifiers to be agreed).

Annex B-6

Events of Default:	The Bridge Loan Agreement will include only the following events of default (and, as appropriate, grace periods) with respect to the Borrower and its subsidiaries, which shall be similar to the events of default (and grace periods) set forth in the Existing Credit Agreement taking into account the Documentation Principles: failure to make payments when due; breach of representations and warranties; breach of covenants; failure to make payments when due with respect to other material indebtedness; cross default with respect to indebtedness in excess of $250 million in the aggregate; cross-acceleration as to other material indebtedness; involuntary bankruptcy, appointment of receiver, voluntary bankruptcy, etc.; inability or failure to pay debts as they become due; judgments; ERISA liabilities; and change of control; provided that the Bridge Loan Agreement will include the following event of default which is not contained in the Existing Credit Agreement: invalidity of loan documents.

In the event that the cross default threshold under the Bank Facilities (including any amendment thereto or refinancing thereof with other bank facilities) is more restrictive than the foregoing cross default threshold as of the Closing Date, then the foregoing cross default threshold under the Bridge Facility shall automatically be modified to match such cross default threshold under the Bank Facilities.

Conditions Precedent to Closing and Borrowing:	The several obligations of the Lenders to make, or cause one of their respective affiliates to make, the Bridge Loans will be subject only to the conditions precedent referred to in Section 2 of the Commitment Letter and in Annex C attached to the Commitment Letter.

Actions Between Effective Date and Closing Date:	During the period from and including the effectiveness of the Bridge Loan Agreement (the “Effective Date”) and to and including the earlier of the Commitment Termination Date and the funding of the Bridge Loans under the Bridge Loan Agreement on the Closing Date, and notwithstanding (i) that any representation given as a condition to the Effective Date (excluding the Specified Representations and Acquisition Representations constituting Funding Conditions) was incorrect, (ii) any failure by the Borrower to comply with the affirmative covenants, negative covenants and financial covenants (excluding compliance on the Closing Date with certain affirmative and negative covenants constituting Funding Conditions), (iii) any provision to the contrary in the Bridge Loan Agreement or (iv) that any condition to the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (unless an event of default under the Bridge Loan Agreement shall have occurred and is continuing with respect to nonpayment of fees thereunder or bankruptcy or insolvency of the Borrower) (a) cancel any of its Commitments in respect of the Bridge Facility (except as set forth in “Mandatory Prepayments/Commitment Reductions” above), (b) rescind, terminate or cancel the Bridge Loan Agreement or any of its Commitments thereunder or exercise any

Annex B-7

right or remedy under the Bridge Loan Agreement, to the extent to do so would prevent, limit or delay the making of its Bridge Loan, (c) refuse to participate in making its Bridge Loan or (d) exercise any right of set-off or counterclaim in respect of its Bridge Loan to the extent to do so would prevent, limit or delay the making of its Bridge Loan; provided that the Funding Conditions are satisfied. Furthermore, (a) the rights and remedies of the Lenders and the Administrative Agent shall not be limited in the event that any Funding Condition is not satisfied on the Closing Date and (b) from the Closing Date after giving effect to the funding of the Bridge Loans on such date, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

Assignments and Participations:	The Lenders may assign all or, in an amount of not less than $5.0 million, any part of, their respective shares of the Bridge Facility to their affiliates (other than natural persons) or one or more banks, financial institutions or other entities that are eligible assignees (to be defined in the Loan Documents) which are reasonably acceptable to (a) the Administrative Agent and (b) except (i) where such consent is not required pursuant to the syndication provisions of the Commitment Letter or (ii) when a payment or bankruptcy event of default has occurred and is continuing, the Borrower, each such consent not to be unreasonably withheld or delayed; provided that assignments made to a Lender, an affiliate or approved fund thereof will not be subject to the above consent requirements. The Borrower’s consent shall be deemed to have been given if the Borrower has not responded within ten business days of an assignment request. Upon such assignment, such affiliate, bank, financial institution or entity will become a Lender for all purposes under the Loan Documents; provided that assignments made to affiliates and other Lenders will not be subject to the above described consent or minimum assignment amount requirements. A $3,500 processing fee will be required in connection with any such assignment, with exceptions to be agreed. The Lenders will also have the right to sell participations without restriction (other than natural persons), subject to customary limitations on voting rights, in their respective shares of the Bridge Facility.

Requisite Lenders:	Amendments and waivers will require the approval of Lenders holding more than 50% of total Commitments or Bridge Loans (“Requisite Lenders”); provided that, in addition to the approval of Requisite Lenders, the consent of each Lender directly and adversely affected thereby will be required with respect to matters relating to (a) increases in the Commitment of such Lender, (b) reductions of principal, interest, fees or premium, (c) extensions of final maturity or the due date of any principal, interest, or fee payment, (d) certain pro rata sharing provisions, (e) the definition of Requisite Lenders or any other provision specifying the number or percentage of Lenders required to waive, amend or modify, or grant consents under, the Bridge Loan Agreement, (f) the amendment provisions included in the Bridge Loan Agreement or (g) the release of the Guaranty, if any.

Annex B-8

Yield Protection:	The Bridge Facility will contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and capital requirements (or their interpretation), illegality, unavailability and other requirements of law and from the imposition of or changes in certain withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Rate loan on a day other than the last day of an interest period with respect thereto. For all purposes of the Loan Documents, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the date of the Loan Documents. The Bridge Facility will provide that all payments are to be made free and clear of any taxes (other than franchise taxes and taxes on overall net income), imposts, assessments, withholdings or other deductions whatsoever. Lenders will furnish to the Administrative Agent appropriate certificates or other evidence of exemption from U.S. federal tax withholding.

Indemnity:	The Administrative Agent, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors, agents and representatives) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds of the Bridge Facility (except to the extent found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (a) (x) the gross negligence, bad faith or willful misconduct of such indemnified party, or material breach of the Loan Documents by such indemnified party or (b) arising from disputes among such indemnified parties other than any claims against the Administrative Agent in its capacity or in fulfilling its role as agent with respect to the Bridge Facility and other than any claims arising out of any act or omission on the part of the Borrower or its affiliates) (provided that any legal expenses shall be limited to one counsel for all indemnified parties taken as a whole and if reasonably necessary, a single local counsel for all indemnified parties taken as a whole in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected indemnified parties similarly situated taken as a whole).

Annex B-9

Governing Law and Jurisdiction:	The Bridge Facility will provide that the Borrower will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York and will waive any right to trial by jury. New York law will govern the Loan Documents; provided that the laws of the State of Delaware will govern (i) whether a Target Material Adverse Effect has occurred, (ii) compliance with any Acquisition Representations and (iii) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement.

EU Bail-in:	The Loan Documents will contain customary EU Bail-in provisions.

Counsel to the Arranger and Administrative Agent:	Weil, Gotshal & Manges LLP

Annex B-10

Schedule I

Pricing Grid

Borrower’s Rating Level Period (Moody’s or S&P)	Applicable Margin
	Closing Date through 89 days after Closing Date		90 days after Closing Date through 179 days after Closing Date		180 days after Closing Date through 269 days after Closing Date		270 days after Closing Date and thereafter
	Base Rate Loans	Eurodollar Rate Loans	Base Rate Loans	Eurodollar Rate Loans	Base Rate Loans	Eurodollar Rate Loans	Base Rate Loans	Eurodollar Rate Loans
Level 1 Period	12.5 bps	112.5 bps	37.5 bps	137.5 bps	62.5 bps	162.5 bps	87.5 bps	187.5 bps
Level 2 Period	25.0 bps	125.0 bps	50.0 bps	150.0 bps	75.0 bps	175.0 bps	100.0 bps	200.0 bps
Level 3 Period	50.0 bps	150.0 bps	75.0 bps	175.0 bps	100.0 bps	200.0 bps	125.0 bps	225.0 bps
Level 4 Period	75.0 bps	175.0 bps	125.0 bps	225.0 bps	175.0 bps	275.0 bps	225.0 bps	325.0 bps
Level 5 Period	100.0 bps	200.0 bps	150.0 bps	250.0 bps	200.0 bps	300.0 bps	250.0 bps	350.0 bps

For purposes of the forgoing, (a) if only one of Moody’s and S&P shall have in effect a rating for the Rated Securities, the Rating Level Period shall be determined by reference to the available rating and (b) if the Rated Securities are rated by Moody’s and S&P with ratings that would otherwise fall within different Rating Level Periods, the applicable Rating Level Period shall be determined by the rating that results in the higher Rating Level Period except that if the lower of such ratings would result in a Rating Level Period that is more than one level below the higher of such Rating Level Periods, the Rating Level Period shall be determined by reference to the rating that is one level above the lower of such ratings.

As used herein:

“Rated Securities” means, at any time, the long-term senior unsecured, unguaranteed debt securities of the Borrower outstanding at such time.

“Rating Level Change” means a change in the rating of the Rated Securities by either or both of Moody’s or S&P (other than as a result of a change in the rating system of such rating agency) that results in the change from one Rating Level Period to another, which Rating Level Change shall be effective on the date on which the relevant change in the rating of the Rated Securities is first announced by Moody’s or S&P, as the case may be.

Schedule I-1

“Rating Level Period” means, as of any period, the level set forth below as then in effect, as determined in accordance with the following provisions of this definition:

“Level 1 Period” means a period during which the Rated Securities are rated better than or equal to Baa1 by Moody’s or better than or equal to BBB+ by S&P.

“Level 2 Period” means a period that is not a Level 1 Period during which the Rated Securities are rated better than or equal to Baa2 by Moody’s or better than or equal to BBB by S&P.

“Level 3 Period” means a period that is not a Level 1 Period or a Level 2 Period during which the Rated Securities are rated better than or equal to Baa3 by Moody’s or better than or equal to BBB- by S&P.

“Level 4 Period” means a period that is not a Level 1 Period, a Level 2 Period or a Level 3 Period during which the Rated Securities are rated better than or equal to Ba1 by Moody’s or better than or equal to BB+ by S&P.

“Level 5 Period” means each period other than a Level 1 Period, a Level 2 Period, a Level 3 Period or a Level 4 Period, and shall include each period during which both Moody’s and S&P shall not have in effect a rating for the Rated Securities (other than because either such rating agency shall no longer be in the business of rating corporate debt obligations).

Schedule I-2

ANNEX C

Project Lambda

Summary of Conditions Precedent to the Bridge Facility

This Summary of Conditions Precedent outlines certain of the conditions precedent to the Bridge Facility referred to in the Commitment Letter, of which this Annex C is a part. Capitalized terms used herein without definition has the respective meanings ascribed to them in the Commitment Letter.

1.	Concurrent Transactions. The Acquisition shall have been (or, substantially contemporaneously with the borrowing under the Bridge Facility, shall be) consummated pursuant to the Acquisition Agreement without giving effect to any modifications, consents, amendments or waivers thereto agreed to by the Borrower or Merger Sub that in each case are materially adverse to the interests of the Lenders, the Commitment Parties or the Arranger, unless the Arranger shall have provided its written consent thereto (it being understood that any change in the purchase consideration of less than 10% in respect of the Acquisition will be deemed not to be materially adverse to the Lenders, the Commitment Parties and the Arranger; provided that any reduction of the purchase consideration shall be allocated to a pro rata reduction in any amounts to be funded under the Bridge Facility and the Equity Consideration (such pro rata reduction to be determined based on the relative percentages of the Bridge Facility and the Equity Consideration Issuance on the date hereof)).

2.	No Material Adverse Effect. Except (a) as disclosed in the Company SEC Documents publicly filed or furnished by the Target with the SEC between January 1, 2014 and the date that is one Business Day prior to the date hereof (the “Specified Company SEC Documents”); provided that (i) any information contained in any part of any Specified Company SEC Document shall only be deemed to be an exception for the purposes hereof if the relevance of such item as an exception is reasonably apparent on its face and (ii) in no event shall any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward looking statements” disclaimer or other general statements to the extent they are predictive or forward looking in nature that are included in any part of any Specified Company SEC Document be deemed to be an exception to, or, as applicable, disclosure for purposes of, this paragraph or (b) as set forth in the Target Disclosure Letter (as provided to the Arranger prior to its execution hereof), since December 31, 2016, there has not been any effect, change, condition, fact, development, occurrence or event that has had, or would reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect (as defined below). “Target Material Adverse Effect” means any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate with all other effects, changes, conditions, facts, developments, occurrences or events, has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Target and its subsidiaries, taken as a whole, excluding any effect, change, condition, fact, development, occurrence or event resulting from or arising out of (A) changes in the financial, securities or credit markets or general economic, regulatory or political conditions in the United States or any foreign jurisdiction, except to the extent any such effect, change, condition, fact, development, occurrence or event has a materially disproportionate effect on the Target and its subsidiaries, taken as a whole, relative to other participants in the industries in which the Target operates, (B) changes or conditions generally affecting the industries, markets or geographical areas in which the Target operates except to the extent any such effect, change, condition, fact, development, occurrence or event has a materially disproportionate effect on the Target and its subsidiaries, taken as a whole, relative to other participants in the industries in which the Target operates, (C) geopolitical conditions, the outbreak or escalation of hostilities, civil disobedience, acts of war, sabotage or terrorism or any escalation or worsening of the foregoing or any natural disasters (including hurricanes, tornadoes, floods or earthquakes) except to the extent any such effect, change, condition, fact, development, occurrence or event has a materially disproportionate effect on the Target and its subsidiaries, taken as a whole, relative to other participants in the industries in which the Target operates, (D) any failure by the Target and its subsidiaries to meet any internal or published projections, forecasts or predictions in respect of financial or operating performance for any future period (it being understood that this clause (D) shall not prevent a party to the Acquisition Agreement from asserting that any effect, change, condition, fact, development, occurrence or event that may have contributed to such failure and that is not otherwise excluded from the definition of Target Material Adverse Effect may be taken into account in determining whether there has been a Target Material Adverse Effect), (E) changes or proposed changes in law or authoritative interpretation thereof, except to the extent any such effect, change, condition, fact, development, occurrence or event has a materially disproportionate effect on the Target and its subsidiaries, taken as a whole, relative to other participants in the industries in which the Target operates, (F) changes in GAAP or authoritative interpretation thereof, (G) the taking of any specific action expressly required or expressly permitted by, or the failure to take any specific action expressly prohibited by the Acquisition Agreement (provided that the exception in this clause (G) shall not apply to any representation or warranty contained in Section 4.04 of the Acquisition Agreement), (H) any change in the market price or trading volume of the Target’s securities or in its credit ratings (it being understood that this clause (H) shall not prevent a party to the Acquisition Agreement from asserting that any effect, change, condition, fact, development, occurrence or event that may have contributed to such failure and that are not otherwise excluded from the definition of Target Material Adverse Effect may be taken into account in determining whether there has been a Target Material Adverse Effect), (I) the execution, announcement or performance of the Acquisition Agreement or the transactions contemplated thereby, including the impact thereof on the relationships, contractual or otherwise, of the Target or any of its subsidiaries with employees, labor unions, customers, suppliers or partners (provided that the exception in this clause (I) shall not apply to any representation or warranty contained in Section 4.04), (J) any public disclosure by Borrower regarding its plans with respect to the conduct of the Target’s business following the Closing Date and any action or communication by the Borrower with respect to or to the Target’s employees and (K) the matters listed on Section 1.01(a)(i) of the Target Disclosure Letter only to the extent set forth on Section 1.01(a)(i) of the Target Disclosure Letter. In this paragraph 2, (i) each reference to the “Acquisition Agreement” shall mean the Acquisition Agreement as in effect on the date hereof and (ii) each capitalized term which is not defined in any other provision of the Commitment Letter shall have the meaning given to such term in the Acquisition Agreement.

3.	Financial Statements. The Arranger shall have received (i) audited financial statements of each of the Borrower and the Acquired Business for each of their respective three most recent fiscal years ended at least 60 days prior to the Closing Date; (ii) unaudited financial statements of each of the Borrower and the Acquired Business for any quarterly (other than the fourth fiscal quarter) interim period or periods ended after the date of their respective most recently audited financial statements (and corresponding periods of any prior year), and more than 40 calendar days prior to the Closing Date; (iii) customary pro forma financial statements, in each case meeting the requirements of Regulations S-X under the Securities Act but in each case only to the extent the Borrower will be required to file such financial statements pursuant to Item 9.01(a) of Form 8-K and Rule 3-05 and Article 11, as applicable, of Regulation S-X. The Arranger hereby acknowledges that the Borrower’s or the Acquired Business’s public filing with the Securities and Exchange Commission of any required audited financial statements on Form 10-K or required unaudited financial statements on Form 10-Q, in each case, will satisfy the requirements under clauses (i) or (ii) as applicable, of this paragraph. The Arranger acknowledges that the financial statements referred to in clause (i) related to each such fiscal year ended prior to the date of the Commitment Letter have been received.

Annex C-2

4.	Payment of Fees and Expenses. All costs, fees, expenses (including, without limitation, legal fees and expenses) to the extent invoiced at least two business days prior to the Closing Date and the fees contemplated by the Fee Letter payable to the Arranger, the Administrative Agent or the Lenders shall have been paid on or prior to the Closing Date, in each case, to the extent required by the Fee Letter or the Loan Documents to be paid on or prior to the Closing Date.

5.	Customary Closing Documents. The Borrower shall have complied with the following customary closing conditions: (i) the delivery of customary legal opinions from Skadden, Arps, Slate, Meagher & Flom LLP or other counsel reasonably acceptable to the Arranger, customary corporate records and documents from public officials, customary officer’s certificates, customary evidence of authority and a customary borrowing notice, in each case in form and substance reasonably satisfactory to the Arranger, and (ii) delivery of a solvency certificate from the chief financial officer of the Borrower in the form attached hereto as Schedule I demonstrating pro forma solvency (on a consolidated basis) of the Borrower and its subsidiaries as of the Closing Date. The Arranger will have received at least 3 business days prior to the Closing Date all documentation and other information regarding the Borrower required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act to the extent reasonably requested at least 10 business days prior to the Closing Date.

6.	Accuracy of Representations/No Default. At the time of and upon giving effect to the borrowing of the Bridge Loans on the Closing Date, (i) the Acquisition Representations and the Specified Representations shall be true and correct, in all material respects (except to the extent already qualified by materiality or material adverse effect) and (ii) there shall not exist any default or event of default, in each case, relating to (a) a breach of the affirmative covenants with respect to existence of the Borrower or use of proceeds, (b) a breach of the negative covenants with respect to liens or consolidation, merger or other fundamental changes, (c) bankruptcy or insolvency of the Borrower, (d) nonpayment of principal, interest or fees, or (e) cross-payment default with respect to indebtedness in excess of $250.0 million in the aggregate.

Annex C-3

SCHEDULE I

Project Lambda

Form of Solvency Certificate

SOLVENCY CERTIFICATE

of

BECTON, DICKINSON AND COMPANY

AND ITS SUBSIDIARIES

Pursuant to Section [●] of the Credit Agreement, the undersigned hereby certifies, solely in such undersigned’s capacity as chief financial officer of Becton, Dickinson and Company (the “Company”), and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement, and after giving effect to the application of the proceeds of such indebtedness:

a.	the fair value of the assets of the Company and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	the present fair saleable value of the property of the Company and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	the Company and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	the Company and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as chief financial officer of the Company, on behalf of the Company, and not individually, as of the date first stated above.

BECTON, DICKINSON AND COMPANY

By:
Name:
Title:

Schedule I-2